CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

September 30, 2011

Date of Report

(Date of Earliest Event Reported)

PHOENIX MEDICAL SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	333-142979	Not applicable
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

604 Creekview

Ovilla, Texas 75154

(Address of principal executive offices (zip code))

(800) 843-8179

(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

(1) Yes [X] No [ ] (2) Yes [X] No [ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes |_| No |X|

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes |_| No |X|

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 30, 2011, due to continuing losses and continuing related expenses, the Registrant sold our wholly owned subsidiary Phoenix Ortho, LLC to a related party of the President. A majority of shareholders other than the President approved the sale.The terms of the sale included taking a Note in the amount of $225,000 carrying a four and a half percent (4.5%) interest rate. The buyer also assumed liabilities of the Company of $69,098. The Note is interest only for one year and paid after that time on a five year amortization. Before any audit adjustments, the Company recorded a loss of approximately $4,700.

The above transaction left the Company with no operations.

ITEM 8.01. OTHER EVENTS.

In response to the Securities and Exchange Commission's Release No. 33-8587, the Registrant has elected to mark "yes," on all future filings, as to whether the Registrant is a shell company. The Registrant's election is based solely on the Securities and Exchange Commission's definition of a shell company, as defined in Rule 12b-2 of the Exchange Act. The Securities and Exchange Commission defines a "shell company" as a registrant with no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets.

The Registrant has not generated consistent positive cash flow from operations. These factors raise substantial doubt the Registrant's ability to continue as a going concern. However, the Registrant's plan of operations is to search for a viable candidate for merger or acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Medical Software, Inc.

By: /s/ P. Morgan McCune

P Morgan McCune

Chief Executive Officer

Dated: October 10, 2011

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